EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

SECOND QUARTER RESULTS

TALLAHASSEE, FL – August 5, 2015 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter ended June 30, 2015. The Company reported net earnings of $376,000, or $0.19 per basic and diluted share for the quarter ended June 30, 2015, compared to a net loss of $91,000, or ($0.05) per basic and diluted share for the quarter ended June 30, 2014. For the first six months of 2015, the Company reported net income of $825,000, or $0.42 per basic and diluted share, compared to net income of $165,000, or $0.10 per basic and diluted share for the same period in 2014. Included in the 2014 second quarter and six month results was a higher loan loss provision related to one impaired commercial real estate loan.

Highlights

•	Net interest income grew 18.8%, or $334,000, to $2.1 million over the prior year second quarter and 18.1%, or $633,000, to $4.1 million over the prior year six month period due primarily to increased loan production.

•	Mortgage banking revenue continued its positive trend, increasing $68,000, or 82.9%, during the three months ended June 30, 2015 over the prior year quarter and $83,000, or 64.8%, during the six months ended June 30, 2015 over the prior year six month period.

•	Total assets of the Company have grown 9% since December 31, 2014 to $229.3 million at June 30, 2015.

•	The Company’s net loan portfolio grew $19.7 million, or 13.0%, to $171.6 million from December 31, 2014.

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

•	For the six months ended June 30, 2015, the annualized Return on Average Assets was 0.75%, the annualized Return on Average Equity was 7.05%, and the net interest margin was 3.91%.

•	The company recently closed on three acres of land in Wakulla County, Florida with the intention of constructing first a modular bank building, and eventually, a permanent branch building. This new branch location is already yielding significant deposit and loan opportunities for the Company.

•	The Company has been approved for listing on the OTCQX venue of OTC Markets under the symbol PMHG. Trading of the stock is expected to begin during the third quarter of this year.

Commenting on the second quarter, Sammie D. Dixon, President and Chief Executive Officer, of Prime Meridian Bank and Prime Meridian Holding Company stated, “We are pleased with our year-to-date performance, particularly our net loan production and growth in mortgage banking revenue.”

“We eagerly await the opening of our next branch in Wakulla County and continue to explore and evaluate expansion and acquisition opportunities. Our forthcoming listing on the OTCQX venue of OTC Markets is also an important step in preparing the Company for execution of its growth strategy.”

“We think the future holds great opportunities, and we are making preparations to take advantage of them as they unfold.”

Earnings Summary

The Company reported net interest income of $2.1 million for the quarter ended June 30, 2015 compared to $1.8 million for the same period a year ago. The net interest margin for the quarter ended June 30, 2015 was 3.91%, compared to 3.55% for the 2014 second quarter. For the six months ended June 30, 2015, net interest income totaled $4.1 million, compared to $3.5 million for the comparable period in 2014, and the net interest margin was 3.91% for the six months ended June 30, 2015, compared to 3.42% a year ago. The increase in net interest income for both periods was driven by higher loan production and modest gains in interest income from securities, partially offset by slight decreases in other interest income. Although there continues to be downward pricing pressure on loans, higher average loan balances as a percentage of total interest earning assets also helped improve the overall yield on interest earning assets, thereby boosting net interest margin in both periods.

For the quarter ended June 30, 2015, the Company reported a $191,000 loan loss provision, compared to a $562,000 provision in the second quarter of 2014. For the six months ended June 30, 2015, the Company recorded a $209,000 loan loss provision, compared to a $591,000 provision for the comparable period in 2014. The higher provision in 2014 was primarily caused by one impaired commercial real estate loan.

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Noninterest income for the quarter ended June 30, 2015 increased $75,000 from the same period a year ago and noninterest income for the six months ended June 30, 2015 increased $132,000 over the comparable period in 2014. The increases for the quarter and the six-month period ended June 30, 2015 were predominantly driven by increases in mortgage banking revenue.

Noninterest expense increased $31,000, or 2.0%, to $1.6 million for the three months ended June 30, 2015 compared to the same period a year ago. For the six months ended June 30, 2015, noninterest expense totaled $3.1 million, a $92,000 increase over the comparable period in 2014. The increase in both periods is primarily due to higher occupancy and equipment expense and marketing expense. Although salaries and employee benefits expense decreased in both periods despite growth in the number of employees, the decrease in both periods is explained by a change in our estimated standard deferred loan costs related to loan originations and renewals, which is booked as an offset to salary expense and amortized over the life of the loan.

Balance Sheet

As of June 30, 2015, the Company had grown to $229.3 million in total assets, $199.3 million in deposits, and $171.6 million in portfolio net loans. This compares to $210.4 million in total assets, $184.0 million in deposits, and $151.9 million in portfolio net loans as of December 31, 2014. Growth in assets is primarily due to the growth in our loan portfolio.

The composition of the Bank’s loan portfolio consisted of the following at June 30, 2015 and December 31, 2014, showing growth across all sectors from year-end (in thousands):

	June 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial real estate	$56,240	32.4%	$52,661	34.2%
Residential real estate and home equity	63,038	36.3%	51,858	33.7%
Construction	16,039	9.2%	15,876	10.3%
Commercial	35,224	20.3%	30,755	20.0%
Consumer	3,154	1.8%	2,877	1.8%

Total Loans	$173,695	100.00%	$154,027	100.00%

Deferred loan costs, net	187		(60)
Allowance for loan and lease losses	(2,307)		(2,098)

Loans, net	$171,575		$151,869

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Total stockholder’s equity totaled $23.7 million, or 10.3% of total assets, at June 30, 2015, compared to $22.9 million, or 11.0% of total assets, at December 31, 2014, and book value per share increased from $11.78 at December 31, 2014 to $12.19 at June 30, 2015. Equity capital and book value per share have increased from December 31, 2014 due mostly to earnings retention. The Bank was considered to be “well capitalized” at June 30, 2015, with a 10.04% Tier 1 leverage Capital ratio, a 13.10% Common Equity Tier 1 Risk-Based Capital Ratio, a 13.10% Tier 1 Risk-Based Capital Ratio, and a 14.35% Total Risk-Based Capital Ratio, all above the minimum ratios to be considered “well capitalized.”

Asset Quality

Loans totaling $175,000 were deemed to be impaired under the Bank’s policy at June 30, 2015, while loans totaling $237,000 were deemed to be impaired under the Bank’s policy at December 31, 2014. At June 30, 2015, we had three non-accruing loans in the aggregate amount of $168,000, compared to two non-accruing loans at December 31, 2014, totaling $171,000. There were no net charge-offs or recoveries for the quarter ended June 30, 2015.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank currently has two office locations, both in Tallahassee, and will soon open a third branch in Crawfordville, Florida. As of June 30, 2015, the consolidated Company had 52 full time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash & cash equivalents	7,665	7,555
Securities available for sale	40,910	42,397
Loans, held for sale	2,160	1,871
Loans, net	171,575	151,869
Federal Home Loan Bank stock	402	186
Premises & equipment, net	3,627	3,563
Deferred tax asset	400	362
Accrued interest receivable	636	624
Bank-owned life insurance	1,638	1,613
Other assets	277	318

Total Assets	229,290	210,358

LIABILITIES AND STOCKHOLDER’S EQUITY
Noninterest-bearing demand deposits	47,365	43,148
Savings, NOW and money-market deposits	130,112	122,166
Time deposits	21,776	18,657
Federal Home Loan Bank advance	5,000	—
Other borrowings	—	2,699
Official checks	883	368
Other liabilities	445	453

Total Liabilities	205,581	187,491

Total Stockholders’ Equity	23,709	22,867

Total Liabilities and Stockholder’s Equity	229,290	210,358

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings (Unaudited)

(Dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Loans	$2,033	$1,693	$3,980	$3,335
Securities	243	228	465	448
Other	8	19	21	44

Total interest income	2,284	1,940	4,466	3,827

Interest Expense:
Deposits	166	156	328	314
Other borrowings	8	8	14	22

Total interest expense	174	164	342	336

Net interest income	2,110	1,776	4,124	3,491
Provision for loan losses	191	562	209	591

Net interest income after provision for loan losses	1,919	1,214	3,915	2,900

Noninterest income:
Service charges and fees on deposit accounts	39	34	73	75
Mortgage banking revenue	150	82	211	128
Income from bank-owned life insurance	13	10	25	26
Gain on sale of securities available for sale	—	—	42	—
Other income	45	46	85	75

Total noninterest income	247	172	436	304

Noninterest expense:
Salaries and employee benefits	804	813	1,612	1,625
Occupancy and equipment	279	218	562	421
Professional fees	161	175	237	261
Marketing	96	78	209	95
FDIC Investment	29	33	55	60
Other	215	236	401	522

Total noninterest expense	1,584	1,553	3,076	2,984

Earnings before income taxes	582	(167)	1,275	220
Income taxes	206	(76)	450	55

Net earnings	376	(91)	825	165

Basic earnings per share	$0.19	$(0.05)	$0.42	$0.10
Diluted earnings per share	$0.19	$(0.05)	$0.42	$0.10

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932

Prime Meridian Holding Company and Subsidiaries

Financial Highlights

Dollars in thousands, except per share data

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2015	2014	2015	2014	2014	2013
	(Unaudited)		(Unaudited)
Per Share Data:
Earnings per share - Basic	$0.19	$(0.05)	$0.42	$0.10	$0.59	$0.77
Earnings per share - Diluted	$0.19	$(0.05)	$0.42	$0.10	$0.58	$0.76
Book value per share	$12.19	$11.33	$12.19	$11.33	$11.78	$10.92
Weighted average basic shares outstanding	1,944,355	1,692,105	1,943,788	1,613,921	1,709,746	1,497,737
Weighted average diluted shares outstanding	1,948,440	1,692,105	1,951,913	1,624,218	1,726,662	1,518,618
Selected Performance Ratios and Other Data:
Return on average assets(1)	0.67%	(0.17%)	0.75%	0.15%	0.48%	0.62%
Return on average equity(1)	6.37%	(1.90%)	7.05%	1.77%	5.21%	7.08%
Average yield on earning assets	4.23%	3.88%	4.23%	3.75%	4.02%	3.94%
Net interest margin	3.91%	3.55%	3.91%	3.42%	3.70%	3.55%
Efficiency ratio(2)	67.20%	79.72%	67.46%	78.63%	72.24%	68.22%
Stockholders’ equity to total assets	10.34%	9.81%	10.34%	9.81%	9.34%	7.89%
Asset Quality Data:
Nonaccrual loans	$167,825	$1,403,420	167,825	$1,403,420	$171,000	$0.00
Total non-performing assets	$167,825	$1,403,420	167,825	$1,403,420	$171,000	$0.00
Non-peforming assets/ total assets	0.07%	0.68%	0.07%	0.68%	0.08%	0.00%
Net charge-offs (recoveries) to average loans	0.00%	(0.01%)	0.00%	(0.02%)	0.28%	0.02%
Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	10.04%	8.96%	10.04%	8.96%	9.52%	8.41%
Common Equity Tier I Capital Ratio	13.10%	13.18%	13.10%	13.18%	12.84%	12.41%
Tier I Risk Based Capital Ratio	13.10%	13.18%	13.10%	13.18%	12.84%	12.41%
Total Capital Ratio	14.35%	14.43%	14.35%	14.43%	14.09%	13.66%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Kathy Jones, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com

Prime Meridian Holding Company ● P.O. Box 13629 ● Tallahassee, Florida 32317

Phone 850.907.2301 ● Fax 850.907.2932